Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-3 No. 333-224135 of Washington Real Estate Investment Trust,
(2)	Form S-3 No. 333-223527 of Washington Real Estate Investment Trust,
(3)	Form S-8 No. 333-145327 pertaining to the 2007 Omnibus Long-Term Incentive Plan of Washington Real Estate Investment Trust, and
(4)	Form S-8 No. 333-211418 pertaining to the 2016 Omnibus Incentive Plan of Washington Real Estate Investment Trust;

of our reports dated February 18, 2020, with respect to the consolidated financial statements of Washington Real Estate Investment Trust and Subsidiaries and the effectiveness of internal control over financial reporting of Washington Real Estate Investment Trust and Subsidiaries included in this Annual Report (Form 10-K) of Washington Real Estate Investment Trust for the year ended December 31, 2019.

/s/ Ernst & Young LLP
Tysons, Virginia
February 18, 2020